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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K
                                CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): March 19, 1999


                            NUMATICS, INCORPORATED
            (Exact name of registrant as specified in its charter)


                                   Michigan
        (State or other jurisdiction of incorporation or organization)

        333-51355                                     38-2955710
(Commission File Number)                  (IRS Employer Identification Number)


1450 North Milford Road, Milford, Michigan               48357
(Address of principal executive offices)              (Zip Code)


       Registrant's telephone number, including area code: (248)887-4111


                                Not applicable
         (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS.

     Numatics, Incorporated today reports preliminary unaudited financial results for the quarter and year ended December 31, 1998.

     For the fourth quarter ended December 31, 1998 Numatics had net sales of $32.3 million and operating income of $4.2 million. This compares with net revenues of $36.5 million and operating income of $3.9 million in the fourth quarter of 1997. EBITDA (earnings before interest, taxes, depreciation, and amortization) was $5.5 million in the quarter ended December 31, 1998 compared with $5.3 million in the fourth quarter of 1997. The sales decrease resulted from a continuation of the overall softness in the pneumatic market which started during the second quarter of 1998. Operating income and EBITDA both improved in spite of the lower sales levels due primarily to cost containment efforts.

     Net Sales for the year ended December 31, 1998 were $139.4 million compared to $147.1 million for the year 1997. This 5.2% decrease in sales was primarily due to the weakness in the pneumatic market during 1998. Operating income for the year ended December 31, 1998 was $21.3 million compared to $20.5 million in 1997. This $.8 million increase was principally the result of the decrease in single business tax expense during 1998. EBITDA for the year ended December 31, 1998 was $26.1 million compared with $26.5 million in 1997.

     Total debt outstanding at December 31, 1998 was $160.4 million compared with $142.8 million outstanding at December 31, 1997. This increase was caused by costs and expenditures associated with the refinancing of the Company's debt together with a $6.0 dividend paid in March 1998.

     Final audited results for the year 1998 will be available at the end of March 1998 when the Company files its annual report on Form 10-K.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    NUMATICS, INCORPORATED


Date: March 19, 1999                By: /s/ John H. Welker
                                        --------------------------
                                        John H. Welker
                                        President and Chief Executive Officer

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